IWERKS ENTERTAINMENT, INC.

                              CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") is made and entered into effective as of February 15, 2000, by and between IWERKS ENTERTAINMENT, INC., a Delaware corporation (the "Company"), and DONALD W. IWERKS ("Consultant").

     THE PARTIES AGREE AS FOLLOWS:

1. BONUS. The Company shall pay to consultant a one-time cash bonus of One Hundred Thousand Dollars ($100,000) if either (or both) of the following occurs:
(i) a Change in Control, or (ii) the Company engages in an equity financing transaction (or series of related transactions) whereby the Company issues Company common stock, preferred stock or other equity securities, or options, warrants or other rights to acquire the same and receives gross proceeds from the financing of not less than Three Million Dollars ($3,000,000). Any payment owing under this Section shall be made by the Company within 10 business days after the occurrence of the triggering event specified in clause (i) or (ii), as applicable. In the event that a transaction does not occur before July 31, 2000 that triggers the payment of a bonus pursuant to this paragraph, it is understood that this agreement will be re-negotiated or, at the option of Consultant, retained in effect.

2. INDEPENDENT CONTRACTOR. Consultant enters into this Agreement as, and shall continue to be, an independent contractor. Consultant shall pay all federal, state and other income taxes due and properly file appropriate tax returns. Consultant shall not be entitled to any Company employee benefits. All payments owning to Consultant under this Agreement shall be paid by the Company without withholding, deduction or offset of any kind.

3. GENERAL PROVISIONS. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into in California between California residents. If any provision of this Agreement is for any reason found by a court of competent jurisdiction to be unenforceable, the remainder of this Agreement shall continue in full force and effect. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may not be changed unless mutually agreed upon in writing by both parties.

     IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first set forth above.

     COMPANY:            IWERKS Entertainment, INC., a Delaware corporation


                         By:       /s/ Peter G. Hanelt
                               --------------------------------------------
                         Title:   Director, Chairman of the Compensation
                                  Committee


     CONSULTANT:         /s/ Donald W. Iwerks
                         --------------------------------------------------
                         Donald W. Iwerks

                              IWERKS ENTERTAINMENT



August 21, 2000


Don Iwerks
Chairman
Iwerks Entertainment, Inc.
4540 W. Valerio Street
Burbank, CA  91505

RE:  February 15, 2000 Consulting Agreement

Dear Don:

Given the continuing needs of the Company and the unexpected delays in consummating a merger transaction, Iwerks has elected to extend the Consulting Agreement between yourself and Iwerks Entertainment through December 31, 2000.

The July 31, 2000 triggering date will be changed to December 31, 2000. All the remaining terms and conditions of the original agreement remain the same.

Best regards,


/S/ GARY MATUS                                   /S/ JEFF DAHL
---------------------                            ------------------------
Gary Matus                                       Jeff Dahl
Director                                         SVP/CFO


Consultant:    /S/ DON IWERKS
               -------------------
               Don Iwerks